U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 5, 2008

ADA-ES, INC.

(Name of registrant as specified in its charter)

Colorado	000-50216	84-1457385
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8100 SouthPark Way, Unit B, Littleton, Colorado 80120

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 734-1727

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Results of Special Meeting of Shareholders

In a press release dated December 8, 2008, ADA-ES (“ADA” or the “Company”) announced that at the Special Meeting of Shareholders held December 5, 2008, its shareholders approved both the Private Placement proposal and the Stock Issuance Plan proposal.

At the meeting, at which a quorum of the requisite number of shares under our bylaws for the conduct of business was present in person or by proxy, shareholders voted upon the following actions:

1. Approval of the issuance and sale by the Company of 1,800,000 shares of Series A Convertible Preferred Stock and 1,800,000 shares of Series B Convertible Preferred Stock (collectively, the “Preferred Stock”) to Energy Capital Partners I, LP and its affiliated funds (“ECP”) (collectively, the “Private Placement”). Subject to certain exceptions, we must use the net proceeds from the Private Placement to fund the construction of an activated carbon manufacturing facility (the “Project”) through our joint venture with ECP. The issuance of our common stock upon any conversion of the Preferred Stock would result in ECP acquiring approximately 35% of our common stock outstanding (based on the number of shares outstanding as of the record date for the meeting).

For	3,041,391
Against	19,854
Abstain	24,262

The purchase price of the Series A Convertible Preferred Stock is above market at $9.37 per share (an aggregate of $16.9 million in gross proceeds). The purchase price of the Series B Convertible Preferred Stock will be based on a 10% discount to market prices 10 trading days before and 9 trading days after the initiation of the second tranche of funding for the joint venture, but will not exceed $16.50 per share (an aggregate of $29.7 million maximum in gross proceeds). The initiation of the second tranche of funding is expected on or about December 29, 2008.

2. Approval of the issuance of up to 1,000,000 shares of our common stock in such amounts and on the terms and conditions determined by the Company’s Board of Directors, which may be issued directly or indirectly in the form of common stock underlying options, warrants, preferred stock, convertible debt or other derivative securities, in connection with raising capital for the Project (the “Stock Issuance Plan”). Any shares issued pursuant to the Stock Issuance Plan would be issued at no more than a 10% discount to the then-current market price of our common stock as of a specific trading day or market prices over a range of trading days. The authorization for the Stock Issuance Plan expires on the date of our next annual meeting of shareholders.

For	3,024,911
Against	31,322
Abstain	29,274

A copy of the press release is furnished herewith as exhibit 99.1.

More details about the Private Placement and the Stock Issuance Plan can be found in ADA’s proxy statement filed with the SEC on November 12, 2008. No other business was conducted at the meeting.

The Preferred Stock to be sold to ECP, the shares of common stock of ADA-ES issuable upon conversion of the Preferred Stock and any shares to be issued by ADA-ES pursuant to the Stock Issuance Plan have not been registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States without being registered with the SEC or through an applicable exemption from SEC registration requirements. This report shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Item 9.01.	Financial Statements and Exhibits

(d)	The following items are furnished as exhibits to this report:

99.1	Press Release Dated December 8, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 8, 2008

ADA-ES, Inc.
Registrant

/s/ Mark H. McKinnies
Mark H. McKinnies
Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release Dated December 8, 2008.